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                                                                    EXHIBIT 8.1

                            [Form of Opinion]

                            September   , 1999


(202) 955-8500                                                    C 93024-03589

United Parcel Service, Inc.
55 Glenlake Parkway, N.E.
Atlanta, Georgia 30328

Ladies and Gentlemen:

   You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of United Parcel Service of America, Inc.a Delaware corporation ("Target Company"), with UPS Merger Subsidiary, Inc., a Delaware corporation ("Sub"), which is a direct, wholly owned subsidiary of United Parcel Service, Inc., a Delaware corporation ("Parent"). In that proposed merger, Target Company will be the surviving entity.

   In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including that certain Agreement and Plan of Merger,
dated as of September   , 1999, among Parent, Sub, and Target Company (as
amended, the "Merger Agreement"), and that certain Registration Statement on Form S-4 of Parent (File No. 333-83349), as amended (the "Registration Statement"), and the proxy statement/prospectus that forms a part thereof (the "Prospectus").

   Our opinion set forth below assumes (i) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Prospectus, (ii) that the Merger is consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and the Prospectus, and (iii) the accuracy of (a) the representations made to us by Parent, which are set forth in the certificate delivered to us by Parent,
dated September   , 1999, and (b) the representations made to us by Target
Company, which are set forth in the certificate delivered to us by Target
Company, dated September   , 1999.

   Based upon the facts and statements set forth above, our examination and review of the documents referred to above, and subject to the assumptions set forth above, we hereby confirm that the statements of law and conclusions of law set forth under the heading "Federal Income Tax Consequences to Shareowners" in the Prospectus reflect our opinion as to the material federal income tax consequences of the Merger.

   Our opinion is based on provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law as of the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

   We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the captions "Federal Income Tax Consequences to Shareowners" and "Legal Matters" in the Registration Statement and the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission.

                                          Very truly yours,


                                          GIBSON, DUNN & CRUTCHER LLP
ADP/DWM/MJH